EXHIBIT No.99.14


FRB WEBER SHANDWICK
    FINANCIAL COMMUNICATIONS       RE:  PRIME GROUP REALTY TRUST   [COMPANY
                                        77 WEST WACKER DRIVE        LOGO]
                                        SUITE 3900
                                        CHICAGO, ILLINOIS 60601
                                        NYSE:  PGE
                                        www.pgrt.com

FOR YOUR INFORMATION:

At Prime Group Realty Trust:                           At FRB | Weber Shandwick:
Stephen J. Nardi             Louis G. Conforti         Georganne Palffy
Chairman of the Board        Office of the President   General Inquiries
312/917-1300                 Chief Financial Officer   312/266-7800
                             312/917-1300

FOR IMMEDIATE RELEASE
TUESDAY, JULY 16, 2002


 PRIME GROUP REALTY TRUST COMPLETES TRANSACTION WITH SECURITY CAPITAL PREFERRED
          GROWTH AND ANNOUNCES RECORD AND PAYMENT DATES FOR DIVIDENDS
                        ON ITS SERIES B PREFERRED SHARES

Chicago, IL, July 16, 2002 - Prime Group Realty Trust (NYSE: PGE, the "Company") announced today that it has completed the previously disclosed transaction with Security Capital Preferred Growth Incorporated ("SCPG") to obtain $15.0 million of additional liquidity and to redeem the Company's Series A preferred shares held by SCPG in exchange for two notes issued by the Company's operating partnership. The transaction was closed pursuant to the business terms previously publicly disclosed by the Company.

 "As I have stated before, the closing of this transaction, in conjunction with the recently completed sale of non-core assets, satisfies Prime Group Realty Trust's short-term liquidity needs," commented Louis Conforti, co-president and chief financial officer. "The cooperation and continued support of Security Capital Preferred Growth was greatly appreciated."

Stephen Nardi, chairman of the board, stated, "Going forward, we will continue to concentrate on strengthening our balance sheet and focusing on the operations of our core portfolio. We believe this transaction is another positive move towards achieving our near and long term goals."

 In connection with this transaction, the Company's Board of Trustees conditionally declared distributions on its publicly traded Series B preferred shares for the first, second and third quarters of 2002, at the quarterly rate of $0.5625 per share. This declaration of dividends became effective today upon the closing of the Security Capital transaction. Accordingly, the record date for the first and second quarter 2002 dividends on the Series B preferred shares will be July 31, 2002 and the payment date will be August 15, 2002. The record date for the third quarter dividends on the Series B preferred shares will be September 30, 2002 and the payment date will be October 31, 2002. Except for the foregoing declaration on its Series B preferred shares, the Company's existing suspension of quarterly distributions on its preferred and common shares presently remains unchanged.

In order to enable the Company to close the Security Capital transaction, the Company entered into amendments to the loan documents with certain of the Company's lenders, including modifications to the Dearborn Center loan documents which provide, among other things, for the escrow of additional funds by the Company to secure the payment of certain costs relating to the project.

About the Company

Prime Group Realty Trust is a fully-integrated, self-administered, and self-managed real estate investment trust (REIT) that owns, manages, leases, develops, and redevelops office and industrial real estate, primarily in the Chicago metropolitan area. The Company owns 15 office properties containing an aggregate of approximately 6.4 million net rentable square feet and 30 industrial properties containing an aggregate of approximately 3.9 million net rentable square feet. In addition, the Company has joint venture interests in two office properties containing an aggregate of approximately 1.3 million net rentable square feet. The portfolio also includes approximately 202.1 acres of developable land and the Company has the right to acquire more than 31.6 additional acres of developable land which management believes could be developed with approximately 5.0 million rental square feet of office and industrial space. In addition to the properties described above, the Company is developing Dearborn Center in downtown Chicago, a Class A, state-of-the-art office tower containing 1.5 million rentable square feet of office space. The Company also owns a joint venture interest in a new office development consisting of 0.1 million of rentable square feet in suburban Chicago.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect management's current views with respect to future events and financial performance. The words "believes", "expects", "anticipates", "estimates", and similar words or expressions are generally intended to identify forward-looking statements. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to, changes in general economic conditions, adverse changes in real estate markets as well as other risks and uncertainties included from time to time in the Company's filings with the Securities and Exchange Commission.


FRB | Weber Shandwick Worldwide serves as financial relations counsel to this company, is acting on the company's behalf in issuing this bulletin and receiving compensation therefor. The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.